[LOGO]

Contacts:
Phil McDermott                          Christiane Pelz
CFO                                     Investor Relations
AltiGen Communications                  Lippert/Heilshorn & Associates
510-252-9712                            415-433-3777
pmcdermott@altigen.com                  cpelz@lhai.com

                         ALTIGEN COMMUNICATIONS REPORTS
                          RECORD FOURTH QUARTER REVENUE

 - Fourth Quarter Revenue Up 15% to $5.2 Million due to Growth in System Sales -

        - Board Approves Share Repurchase Program for Up to $2 Million -


Fremont, CA - Nov. 14, 2007 - AltiGen Communications, Inc. (Nasdaq: ATGN), a leading provider of VoIP business phone systems and Unified Communications solutions for small-to-medium businesses (SMBs), including companies with multiple distributed locations, branch offices and call centers, reported its financial results for the fiscal 2007 fourth quarter and year ended September 30, 2007.

Gilbert Hu, chairman and CEO, stated, "Our record fourth quarter revenue reflects our efforts to accelerate growth and build shareholder value. During 2007, we strengthened management, expanded the sales model, enhanced our products and began executing on our new strategic business plan. As a result, in the fourth quarter, we increased both revenue by 15 percent, compared to the fourth quarter of 2006, and gross profit to 56 percent of revenue, versus 55 percent last year. We are very excited about the upward trend in revenue this quarter, and we believe this solid momentum will continue."

Jeremiah Fleming, AltiGen's president and COO, said, "Over the past six months, we placed a significant focus on amplifying our distribution channel. During this time, we doubled our sales organization by adding channel sales, strategic account and telemarketing personnel. We continue to integrate quality value added resellers (VARs) into our team and currently have well over 200 in North America. We recently reached an agreement with a leading North American master distributor of business telephone and computer telephony products, bringing exposure to thousands of resellers. We also released the new 5.1 version of our award-winning IP-PBX, which enables us to support lower cost IP trunking and standard third party endpoints and has resulted in greater scalability. The combination of all these factors with our new automated multi-site enterprise communications manager has positioned us well to capture the growing demand for VoIP and Unified Communications among small, medium and multi-site businesses."

ATGN                                                                      Page 2
November 14, 2007
AltiGen Reports Fourth Quarter Fiscal 2007 Financial Results


"In fact, the market's increasing emphasis on Unified Communications bodes particularly well for AltiGen, as we offer solutions that unify the various aspects of business communications - such as voice, email, fax and messaging - across one or more locations," Fleming added. "Our single server architecture provides an integrated VoIP business phone system and Unified Communications platform that immediately delivers increased productivity and cost savings. Simultaneously, our software-based system enables companies to implement the features they need now, with the security that they can easily add more features, users and locations as future growth requires."


Financial Results

Revenue for the fiscal 2007 fourth quarter was $5.2 million, compared to $4.5 million a year ago and $4.2 million in the previous quarter. Operating expenses, including the increased investment in sales and marketing, totaled $3.2 million, compared to $2.4 million in the year ago period. Net loss for the fourth quarter of fiscal 2007 was $144,000, or $0.01 per share, including stock based compensation expense of $186,000. This compares to net income of $136,000, or $0.01 per diluted share, including stock based compensation expense of $174,000 in the same period last year, and a net loss of $526,000, or $0.03 per share, including stock based compensation expense of $161,000 in the previous quarter. Phil McDermott, AltiGen's CFO, said, "Although new sales programs take approximately six months to begin to impact revenue, we already began to experience results in the fourth quarter. Revenue from IP telephone sales increased 39 percent and produced a positive impact on our margins. Additionally, sales of our MAX1000 IP-PBX continue to gain traction, increasing seven percent sequentially and 20 percent over last year's fourth quarter. Also, we drove revenue contribution from larger systems to 19 percent of total systems shipped versus 14 percent last quarter, a 35 percent increase. While revenue was flat for the year, we are optimistic the growth we achieved in the fourth quarter will continue."

ATGN                                                                      Page 3
November 14, 2007
AltiGen Reports Fourth Quarter Fiscal 2007 Financial Results


Revenue was $17.9 million for both fiscal 2007 and 2006. Operating expenses, including the increased investment in sales and marketing, totaled $11.2 million, compared to $10.2 million in fiscal 2006. Net loss for fiscal 2007 was $936,000 or $0.06 per share, including stock-based compensation expense of $603,000. This compares to a 2006 net loss of $12,000, or $0.00 per share, including stock-based compensation expense of $801,000.

Stock Repurchase Program

The board authorized a repurchase program of up to $2.0 million of shares of AltiGen's common stock. Pursuant to the plan, the company will enter into a trading plan with a securities broker and may continue through November 14, 2008.

Earnings Conference Call

AltiGen will conduct a conference call with investment professionals at 2:00 PM Pacific Time (5:00 PM Eastern Time) today, November 14, 2007 to discuss AltiGen's results of operations for the fourth quarter. Dial (800) 862-9098 (domestic) or (785) 424-1051 (international) to listen to the call. The conference call ID is "7AltiGen." A telephonic replay will be available approximately one hour after the call through November 16, 2007. To access the replay, dial (402) 220-4948. A live Webcast will be made available at www.altigen.com and will also be archived for 90 days at this URL following the call.

ATGN                                                                      Page 4
November 14, 2007
AltiGen Reports Fourth Quarter Fiscal 2007 Financial Results


About AltiGen Communications
----------------------------
AltiGen Communications, Inc. (NASDAQ: ATGN) is a leading provider of VoIP business phone systems and Microsoft-based Unified Communications solutions for small-to-medium businesses (SMBs), including companies with multiple distributed locations, branch offices and call centers. AltiGen's scalable, integrated, and easy to manage all-in-one unified communications solutions enable an array of applications like standards based SIP VoIP phones and servers, unified messaging, voicemail, call recording, conferencing, call activity reporting, and mobility solutions that leverage both the Internet and the public telephone network to take advantage of the convergence of voice and data communications. AltiGen's systems are designed with an open architecture and are built on an industry standard platform. This adherence to widely-used standards allows our products to integrate with and leverage our partners' and customers' existing technology investment. For more information, call 1-888-ALTIGEN or visit the Web site at www.altigen.com .

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the continued market acceptance of our Voice over IP telephone systems, our continued growth of the MAX 1000 VoIP phone system, our ability to continue this upward revenue trend, our successful execution of adding new quality value added resellers, including a successful partnership with a leading North American master distributor, and the successful introduction of our new automated multi-site enterprise communications manager. These statements reflect management's current expectation. However, actual results could differ materially as a result of unknown risks and uncertainties, including but not limited to, risks related to AltiGen's limited operating history. For a more detailed description of these and other risks and uncertainties affecting AltiGen's performance, please refer to AltiGen's Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and all subsequent current reports on Form 8-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on information available to AltiGen as of the date hereof and AltiGen assumes no obligation to update these forward-looking statements.

                                 (Tables Follow)

ATGN                                                                      Page 5
November 14, 2007
AltiGen Reports Fourth Quarter Fiscal 2007 Financial Results

                          AltiGen Communications, Inc.
                 Condensed Consolidated Statements of Operations
                 (Amounts in thousands, except per share data)
                                    (Audited)

                                                      Fourth Quarter Ended                    Year Ended
                                                           September 30                      September 30
                                                --------------------------------   --------------------------------
                                                    FY 2007           FY 2006          FY 2007           FY 2006
                                                --------------    --------------   --------------    --------------
Net Revenue                                     $        5,189    $        4,513   $       17,888    $       17,896
Gross profit                                             2,929             2,479            9,765             9,814

Research and development                                   871               886            3,373             3,740
Selling, general & administrative                        2,314             1,559            7,774             6,411
                                                --------------    --------------   --------------    --------------

Operating profit (loss)                                   (256)               34           (1,382)             (337)

Interest and other income,net                              112               107              457               344
                                                --------------    --------------   --------------    --------------

Net income (loss) before tax                    $         (144)   $          141   $         (925)   $            7

Provision for income tax                                    --                 5               11                19
                                                --------------    --------------   --------------    --------------

Net income (loss) after tax                               (144)              136             (936)              (12)
                                                ==============    ==============   ==============    ==============

Basic and diluted net income (loss) per share   $        (0.01)   $         0.01   $        (0.06)   $        (0.00)

Weighted average shares outstanding
Basic                                                   15,651            15,077           15,363            14,964
Diluted                                                 16,213            15,574           15,960            15,573


                      Condensed Consolidated Balance Sheets
                             (Amounts in thousands)
                                    (Audited)

                                             September 30, 2007   September 30, 2006
                                             ------------------   ------------------
Cash and cash equivalents                    $            8,119   $            5,053
Short-term investments                                    1,788                4,869
Accounts receivable, net                                  2,656                2,230
Inventories                                               1,567                1,382
Other current assets                                        237                  123
Net property and equipment                                  506                  681
Other long-term assets                                      377                  306
                                             ------------------   ------------------
Total Assets                                 $           15,250   $           14,644
                                             ==================   ==================

Current liabilities                          $            2,816   $            2,630
Long-term liabilities                        $               89   $              177
Stockholders' equity                                     12,345               11,837

                                             ------------------   ------------------
Total Liabilities and Stockholders' Equity   $           15,250   $           14,644
                                             ==================   ==================